Exhibit 9         Opinion and Consent of Counsel


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April 27, 1999



GE Capital Life Assurance Company of New York
125 Park Ave, 6th Floor
New York, New York 10017-5529

Gentlemen:

With reference to Post-Effective Amendment No. 2 to Form N-4 (File Number 33-39955) filed by GE Capital Life Assurance Company of New York and GE Capital Life Separate Account 2with the Securities and Exchange Commission covering flexible premium variable deferred annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Capital Life Assurance Company of New York is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual flexible premium variable deferred annuity policies by the Bureau of Insurance of the State Corporation Commission of the State of New York.

2. GE Capital Life Separate Account 2 is a duly authorized and existing separate account established pursuant to the provisions of Section 38.2-3113 of the Code of Virginia.

3. The flexible premium variable deferred annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of GE Capital Life Assurance Company of New York.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post Effective Amendment No. 2 to the Registration Statement on Form N-4 (File Number 33-39955) and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/ Michael Furney
----------------------
  Michael Furney
  Vice President
  Law Department